EXHIBIT 10.8

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (“Agreement”) is made as of the 8th day of May, 2014, by IREIT LITTLE ROCK PARK AVENUE, L.L.C., a Delaware limited liability company (“Borrower”) and INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation (“Guarantor”) (the Borrower and the Guarantor each being referred to herein as, an “Indemnitor” and collectively, on a joint and several basis, referred to as, the “Indemnitors”) to and for the benefit of PNC BANK, National Association, a national banking association (“Lender”).

RECITALS:

WHEREAS, pursuant to the Loan Agreement of an even date herewith executed by and between Borrower and Lender (“Loan Agreement”), Lender has agreed to make a loan to the Borrower in the maximum principal amount of FOURTEEN MILLION SIXTY-ONE THOUSAND SIX HUNDRED FIFTY-EIGHT AND NO/100 DOLLARS ($14,061,658.00) (“Loan”); and

WHEREAS, Borrower has executed and delivered to Lender a Promissory Note of an even date herewith in the maximum principal amount of FOURTEEN MILLION SIXTY-ONE THOUSAND SIX HUNDRED FIFTY-EIGHT AND NO/100 DOLLARS ($14,061,658.00) (“Note”), which Note is secured, inter alia, by a Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (the “Mortgage”) on the property legally described in Exhibit “A” attached hereto and made a part hereof (“Premises”); and

WHEREAS, Indemnitors each have a financial interest in the Premises and the Loan and have agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the Premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Indemnitors hereby agree as follows:

AGREEMENTS:

1.               CAPITALIZED TERMS. Except as specifically defined herein, capitalized terms used herein shall have the definitions ascribed therefor in the Loan Agreement.

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2.               REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING HAZARDOUS SUBSTANCES. Indemnitors represent, warrant and covenant to Lender that:

3.	The Premises is not subject to any liens, actions or proceedings relating to Hazardous Substances (as hereinafter defined) or Environmental Laws (as hereinafter defined), none of the Indemnitors is a party to any such action or proceeding relating to the Premises, and Indemnitors have not received notice of any such lien, action or proceeding pending or threatened.

(a)	To Indemnitors’ knowledge which is based solely upon review of the Phase I Environmental Site Assessment Report dated December 12, 2013 covering the Premises prepared by CBRE, Inc. for the Indemnitors in connection with Borrower’s purchase of the Premises (the “Indemnitors’ Existing Phase I Report”), no Hazardous Substances are presently located on the surface or in the subsurface of the Premises, or in any surface waters or ground waters on or under the Premises in violation of Environmental Laws.

(b)	To Indemnitors’ knowledge which is based solely on the Indemnitors’ Existing Phase I Report, the Premises and its use and operation are currently in compliance with all Environmental Laws.

(c)	To Indemnitors’ knowledge which is based solely on the Indemnitors’ Existing Phase I Report, there are no storage tanks, polychlorinated biphenyls, asbestos or Hazardous Substances present on the Premises in violation of Environmental Laws.

(d)	To Indemnitors’ knowledge, Indemnitors have obtained all permits and licenses required by all environmental agencies having jurisdiction over Indemnitors and the Premises and under all Environmental Laws.

(e)	Indemnitors’ representations and warranties set forth in subparagraphs (a) through (e) above shall be continuing and shall remain true and correct in all material aspects until the Loan has been paid in full and all applicable statutes of limitation shall have expired, and shall not be affected by any investigation by or on behalf of the Lender or by any information Lender may have or obtain with respect thereto.
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(f)	Indemnitors shall immediately notify Lender in writing of any circumstances or occurrences that would make any representation or warranty in subparagraphs (a) through (e) false, or that would subject Indemnitors, Lender or any previous owner of the Premises to liability under any Environmental Laws. In addition, Indemnitors shall give Lender written notice of (i) any proceeding or inquiry by any governmental authority whether Federal, state or local with respect to a violation of any Environmental Laws; and (ii) all claims made by any third party against Indemnitors or the Premises relating to any loss or injury resulting from violation of any Environmental Laws or the presence of any Hazardous Substances, upon receipt thereof by Indemnitors.

(g)	Indemnitors shall comply with all Environmental Laws affecting the Premises and the business and operations conducted thereon and shall, at no cost or expense to Lender, take all actions necessary in connection herewith, including, without limitation, remediation, removal, containment, correction and disposal required by any Environmental Laws or any governmental agencies in the enforcement of Environmental Laws affecting the Premises.

(h)	In the event that any of the Indemnitors receive any information, notice or advice from any source that an environmental impact or threatened or actual release affecting the environmental condition of the Premises is alleged, suspected or observed, Indemnitors shall immediately notify Lender no later than three (3) Business Days after such receipt. The phrase “environmental condition” includes, without limitation, any adverse affect on the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

(i)	Subject to the tenants’ rights under applicable leases, Indemnitors shall provide Lender with reasonable access to the Premises, Indemnitors’ business records and agents and employees for the purpose of confirming compliance with the provisions of this Agreement upon not less than three (3) days prior written notice except in the event of an emergency. Lender shall be under no duty to exercise such access, the nonexistence of which shall in no way prejudice the rights of Lender under this Agreement, the Note, the Mortgage or otherwise. Further, Indemnitors shall provide Lender with such information, certifications and any other documentation which Lender may reasonably request from time to time to insure Indemnitors’ compliance with this Agreement and all Environmental Laws.

(j)	Indemnitors have a continuing duty to notify Lender of any change of conditions affecting the continuing accuracy and truthfulness of any covenant, representation or warranty of Indemnitors contained in this Agreement, the Mortgage or any other certificate delivered to Lender in connection with the Loan.
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(k)	To Indemnitors’ knowledge, Indemnitors have completed and delivered to Lender all environmental disclosure documents in their possession and otherwise complied with all necessary reporting requirements under the Environmental Laws in order for Lender to make the Loan and the information provided to Lender, pursuant to the Environmental Laws, is true, correct and complete.

(l)	Lender is entitled to rely upon Indemnitors’ representations, warranties and covenants contained in this Agreement notwithstanding any independent investigations by Lender or its agents or consultants.

4.               DEFINITIONS.

(a)	For purposes of this Agreement, the term “Environmental Laws” shall mean and include all Federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, and the use, storage, treatment or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) as amended, 42 U.S.C. ‘9601 et seq., the Resource Conservation and Recovery Act of 1976 (“RCRA”) as amended, 42 U.S.C. ‘6901 et seq., state superlien and environmental clean-up statutes, and any and all amendments thereto or replacements thereof.

(b)	For purposes of this Agreement, the term “Hazardous Substances” shall include, without limitation, (i) all substances included within the definitions of any one or more of the terms “hazardous substances”, “toxic substances”, and “solid waste” in CERCLA, RCRA and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ‘1801 et seq, and in the regulations promulgated pursuant to said laws or under applicable law; (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as Hazardous Substances (40 CFR, Part 302 and amendments thereto); (iii) such other substances, materials and wastes which are or become regulated under applicable local, state or Federal laws, or which are classified as hazardous or toxic under Federal, state or local laws or regulations; and (iv) any material, waste or substance which is (a) petroleum; (b) asbestos; (c) polychlorinated biphenyls; (d) designated as a “Hazardous Substance pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ‘1251 et seq, or listed pursuant to 307 of the Clean Water Act (33 U.S.C. ‘1317); (e) flammable explosives; or (f) radioactive materials.
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5.               REMEDIAL WORK. In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively the “Remedial Work”) is necessary under any applicable local, state or Federal law or regulation, any judicial order, or by any governmental or quasi-governmental entity or person because of, or in connection with the violation of any Environmental Laws or the current or future presence, or suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, ground, water, surface water, or soil vapor at, on, about, under or within the Premises, or any portion thereof, Indemnitors shall have thirty (30) days after written demand for performance thereof by Lender or other party or governmental entity or agency (or such shorter period of time as may be required under any applicable law, regulation, order or agreement) but subject to force majeure, to commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion, all such Remedial Work. All Remedial Work shall be performed by one or more contractors, approved in advance in writing by Lender, and under the supervision of a consulting engineer, approved in advance in writing by Lender. All costs and expenses of such Remedial Work shall be paid by Indemnitors, including, without limitation, the charges of such contractor and the consulting engineer, and Lender’s reasonable attorneys’ fees and third party out-of-pocket costs incurred in connection with the monitoring or review of such Remedial Work. In the event Indemnitors shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses thereof incurred in connection therewith shall become immediately due and payable with interest thereon at the Default Rate set forth in the Loan Agreement until paid, and such amount shall be secured by the Mortgage. Without Lender’s prior written consent, Indemnitors shall not take any remedial action in response to any violation of any Environmental Laws or the presence of any Hazardous Substances on, under, or about the Premises, nor enter into any settlement agreement, consent decree or other compromise in respect to a violation of any Environmental Laws or any Hazardous Substances claim unless Indemnitors are so ordered by a court of competent jurisdiction or governmental agency, order, decree or judgment. Said consent may be withheld, without limitation, if Lender, in its reasonable judgment, determines that said remedial action, settlement, consent or compromise might impair the value of Lender’s security under the Mortgage; provided, however, that Lender’s prior consent shall not be necessary in the event that the violation of any Environmental Laws or the presence of any Hazardous Substances in, on, under or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such nature that an immediate remedial response is necessary, and it is not possible to obtain Lender’s consent before taking such action, provided that in such event Indemnitors shall notify Lender as soon as practicable of any action so taken. Lender agrees not to withhold its consent, when such consent is required hereunder, if either (i) a particular remedial action is ordered by a court of competent jurisdiction or any governmental agency having jurisdiction over the Premises; or (ii) Indemnitors establish to the reasonable satisfaction of Lender that there is no reasonable alternative to such remedial action that would result in materially less impairment of Lender’s security under the Mortgage. If Lender intends to

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exercise any of its remedies hereunder or under the Mortgage or any other documents guaranteeing or securing repayment of the Note, or if Lender receives notice of, or has a reasonable factual basis to believe that there is a release of any Hazardous Substances in or into the air, soil, ground, water, surface water or soil vapor at, on, about, under or within the Premises, or any portion thereof, or violation of any Environmental Laws, then Lender may obtain, at the cost and expense of Indemnitors, an environmental audit(s) of the Premises performed by an environmental firm or firms selected by Lender.

6.               INDEMNIFICATION. Indemnitors shall, jointly and severally, indemnify, defend and hold harmless Lender, its officers, directors, employees and agents from and against any liability, loss, claim, damage or expense (including reasonable attorneys’ fees and disbursements, consultant fees, investigation fees, and laboratory fees) to which any of them may become subject insofar as they may arise or are based upon:

(a)	Any violation or claim of violation of the Environmental Laws with respect to the Premises, injury to any person or property as a result of the violation or claim of violation of Environmental Laws, or any governmental or judicial claim, or ordinance or judgment with respect to the clean-up of Hazardous Substances at or with respect to the Premises;

(b)	The presence of hazardous or toxic substances, wastes or materials in or on the Premises (including any improvements) or the subsurface thereof;

(c)	Any cost, claim, liability or damage incurred or expended in remediation of any conditions of the Premises required by any governmental authority, regarding the presence of Hazardous Substances on the Premises (including the improvements) or the subsurface thereof, or the release, escape, seepage, leakage, discharge or migration of any such toxic or Hazardous Substance, waste or material;

(d)	Any error, misstatement or omission by Indemnitors in or with respect to this Agreement; and

(e)	Any breach of any of the warranties, representations and covenants contained in Paragraph 2 hereof.
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The foregoing indemnification shall survive repayment of the Note, cancellation of the Note, the releases of the liens of the Mortgage, any sale or transfer of title or any interest in the Premises or any transfer of the Premises by foreclosure or by a deed in lieu of foreclosure, and such indemnification shall not be limited to the amount of the deficiency in any foreclosure sale of the Premises or any interest therein, nor be limited or otherwise affected or negated by any exculpatory clause or provision which may be contained in the Note, the Mortgage or any of the other Loan Documents evidencing or securing the Note. The foregoing notwithstanding, Indemnitors’ obligations under this Paragraph 5 with regard to any Post Transfer Indemnification Responsibilities (as hereinafter defined) shall be limited to such obligations directly or indirectly arising out of or resulting from any Hazardous Substances that were present or released in, on or around any part of the Premises, or in the soil, ground water or soil vapor on or under the Premises at any time before or while the Borrower held title to or was in possession or control of the subject Premises (“Indemnitors’ Continuing Responsibility”); provided, however, that any Post Transfer Indemnification Responsibilities (as hereinafter defined) incurred or suffered by Lender shall be presumed, unless shown by a preponderance of the evidence to the contrary, to be Indemnitors’ Continuing Responsibility. “Post Transfer Indemnification Responsibilities” shall mean any obligations hereunder to indemnify, defend and hold Lender and its officers, directors, employees and agents harmless arising after Lender ceases to hold a security interest in the Premises or acquires title to the Premises as a result of foreclosure, deed in lieu of foreclosure or other transfer of the Premises. Indemnitors, for themselves and for their respective successors and assigns, hereby waive, release and agree not to make any claim or bring any cost recovery action against Lender under CERCLA (as previously defined in Paragraph 3(a) herein) or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that the obligation of Indemnitors to Lender under this indemnity shall be without regard to default on the part of Indemnitors with respect to the violation or condition which results in liability to Indemnitors hereunder. The obligations and liabilities of Indemnitors under this Agreement shall terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Loan shall have been paid in full on or prior to the Maturity Date and Lender has not foreclosed or otherwise taken possession of any portion of the Premises, (ii) there has been no material change, between the date hereof and the date the Loan is paid in full, in any Environmental Law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement, notwithstanding the fact that the Loan is paid in full, (iii) Lender shall have received, at Indemnitors’ expense, an updated environmental report from an engineer acceptable to Lender dated within sixty (60) days of the requested release showing, to the satisfaction of Lender, that there exists no matter for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement, (iv) two (2) years has passed since the date that the Loan has been paid in full, and (v) no claim alleging a violation of Environmental Laws has been asserted against Indemnitors or Lender during the two (2) year period since the date that the Loan has been pain in full.

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7.               MISCELLANEOUS.

(a)	Interest. Any amount due and owing by Indemnitors to Lender under this Agreement which is not paid by Indemnitors within five (5) days after written demand from Lender shall bear interest at the Default Rate.

(b)	Governing Law. This Agreement shall be governed by and construed under the laws of the State where the subject Premises is located without regard to its conflict of laws principles, and under any applicable laws of the United States of America.

(c)	Binding Nature. This Agreement shall be binding upon Indemnitors and their respective successors and assigns, and shall be for the benefit of Lender and its successors and assigns.

(d)	Modification. This Agreement may not be altered, modified or amended except by written instrument signed by all the parties hereto.

(e)	Invalidation. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such provision shall be deemed severed from this Agreement to the extent that if such invalidity or unenforceability, and the remainder hereof will not be affected thereby, each of the provisions hereof being severable in any such instance.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed an original instrument and all of which when taken together, shall constitute one and the same document.

(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER

IREIT LITTLE ROCK PARK AVENUE, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation
Its:	Sole Member

	By:	/s/ David Z. Lichterman
	Printed Name:	David Z. Lichterman
	Title:	Vice President, Treasurer & CAO

GUARANTOR

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ David Z. Lichterman
Name:	David Z. Lichterman
Title:	Vice President, Treasurer & CAO

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EXHIBIT “A”
LEGAL DESCRIPTION

The following land located in the County of Pulaski, State of Arkansas and described as follows:

Tract 1: (ATT TRACT)

Part of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas, recorded as Document No. 2011004648, records of Pulaski County, Arkansas, being more particularly described as follows:

Beginning at a found cotton picker spindle known as the northeast corner of Lot 1, Park Avenue Addition, City of Little Rock, Pulaski County, Arkansas; thence S 01° 24' 16" W along the west right-of-way line of University Avenue for a distance of 126.67 feet to a found cotton picker spindle; thence departing said west right-of-way line N 87° 09' 12" W for a distance of 162.45 feet to a found cotton picker spindle;

thence N 02° 51' 53" E for a distance of 139.45 feet to a set point; thence S 86° 56' 56" E a distance of 53.93 feet to a set point; thence S 01° 29' 24" W a distance of 12.40 feet to a set point; thence S 87° 01' 44" E a distance of 104.99 feet to the point of beginning.

Now platted as Lot 1, Strode Addition, an Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat of record as Instrument Number 2013051704, records of Pulaski County, Arkansas.

Tract 2: (OWNERS TRACT)

Part of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas, recorded as Document No. 2011004648, records of Pulaski County, Arkansas, being more particularly described as follows:

Commencing at a found cotton picker spindle on the west right-of-way line of University Avenue known as the NE corner of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas; thence along said west right-of-way line the following courses: thence South 01° 24' 16" West for a distance of 126.67 feet; thence South 01° 30' 36" West for a distance of 22.98 feet; thence South 01° 25' 14" West 38.04 feet; thence South 01° 22' 14" West for a distance of 234.30 feet to the Point of Beginning; thence continue along said right-of-way South 01° 22' 14" West for a distance of 15.29 feet to a found nail; thence departing said west right-of-way line North 87° 97' 44" West for a distance of 223.17 feet to a set point; thence South 02° 50' 18" West a distance of 337.42 feet to a set point on the north right-of-way of Saint Vincent Circle; thence along said north right-of-way line North 87° 09' 38" West for a distance of 393.22 feet to a found cotton picker spindle; thence departing said north right-of-way line North 02° 51' 26" East for a distance of 121.82 feet to a found chiseled "X"; thence North 87° 06' 10" West for a distance of 71.43 feet to a found chiseled "X"; thence North 02° 48' 00" East for a distance of 86.68 feet to a found chiseled "X"; thence North 86° 58' 45" West for a distance of 30.00 feet to a set point; thence North 02° 52' 55" East for a distance of 131.44 feet to a found chiseled "X"; thence North 77° 59' 05" West for a distance of 50.58 feet to a found chiseled "X"; thence North 02° 50' 57" East for a distance of 142.81 feet to a found chiseled "X"; thence South 87° 08' 56" East for a distance of 581.33 feet to a found chiseled "X"; thence South 02° 51' 00" West for a distance of 138.38 feet to a set point; thence South 87° 11' 23" East for a distance of 185.95 feet to the Point of Beginning.

Now platted as Lot 2, Strode Addition, an Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat of record as Instrument Number 2013051704, records of Pulaski County, Arkansas.

Tract 3: (CHEDDARS TRACT)

Part of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas, recorded as Document No. 2011004648, records of Pulaski County, Arkansas, being more particularly described as follows:

Commencing at a found cotton picker spindle on the west right-of-way line of University Avenue known as the northeast corner of Lot 1, Park Avenue Addition, City of Little Rock, Pulaski County, Arkansas; thence along said right-of-way line the following courses: South 01° 24' 16" West for a distance of 126.67 feet; thence South 01° 30' 36" West for a distance of 22.98 feet; thence South 01° 25' 14" West for a distance of 38.04 feet; thence South 01° 22' 14" West for a distance of 249.59 feet, to a found mag nail and the Point of Beginning; thence continue along said west right-of-way South 01° 22' 56" West for a distance of 316.91 feet to a found chiseled "X"; thence with a curve turning to the right with an arc length of 31.89 feet, a radius of 20.00 feet, a chord bearing of South 47° 07' 40" West and a chord length of 28.62 feet to a found chiseled X" on the north right-of-way line of Saint Vincent Circle; thence along said north right-of way line North 87° 09' 38" West for a distance of 211.24 feet to a set point; thence departing said north right-of-way line North 02° 50' 18" East for a distance of 337.42 feet to a set point; thence South 87° 07' 44" East for a distance of 223.17 feet returning to the Point of Beginning.

Now platted as Lot 3, Strode Addition, an Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat of record as Instrument Number 2013051704, records of Pulaski County, Arkansas.

Tract 4: (PARKING DECK TRACT)

Part of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas, recorded as Document No. 2011004648, records of Pulaski County, Arkansas, being more particularly described as follows:

Commencing at a found cotton picker spindle on the west right-of-way line of University Avenue known as the NE corner of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas; thence North 87° 01' 44" West for a distance of 104.99 feet; thence North 01° 29' 24" East for a distance of 100.13 feet; thence North 87° 01' 59" West for a distance of 204.60 feet to a found rebar and the Point of Beginning; thence North 87° 09' 38" West for a distance of 15.81 feet to a set point; thence South 02° 50' 22" West for a distance of 122.60 feet to a set point; thence North 87° 09' 38" West for a distance of 706.36 feet; thence North 02° 50' 22" East for a distance of 223.43 feet; thence South 86° 59' 32" East for a distance of 412.27 feet; thence South 87° 12' 31" East for a distance of 307.61 feet; thence South 01° 31' 28" West for a distance of 99.90 feet to the Point of Beginning.

Now platted as Lot 4, Strode Addition, an Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat of record as Instrument Number 2013051704, records of Pulaski County, Arkansas.

Tract 5: (JAREDS TRACT)

Part of Lot 1, Park Avenue Addition, Little Rock, Pulaski County, Arkansas, recorded as Document No. 2011004648, records of Pulaski County, Arkansas, being more particularly described as follows:

Commencing at a found cotton picker spindle on the west right-of-way line of University Avenue known as the northeast corner of Lot 1, Park Avenue Addition, City of Little Rock, Pulaski County, Arkansas; thence along said west right-of-way line the following courses: South 01° 24' 16" West for a distance of 126.67 feet; thence South 01° 30' 36" West for a distance of 22.98 feet; thence South 01° 25' 14" West for a distance of 38.04 feet, to the Point of Beginning at a found chiseled "X" on the west right-of-way of University Avenue; thence along said right-of-way South 01° 22' 14" West 234.30 feet to a set point; thence departing said west line North 87° 11' 23" West for a distance of 185.95 feet to a set point; thence North 02° 51' 00" East for a distance of 138.38 feet to found chiseled "X"; thence North 02° 51' 00" East for a distance of 95.85 feet to a found chiseled "X"; thence South 87° 11' 20" East for a distance of 179.90 feet to the Point of Beginning.

Now platted as Lot 5, Strode Addition, an Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat of record as Instrument Number 2013051704, records of Pulaski County, Arkansas.

Tract 6: (CONDO TRACT)

Retail Unit (First Floor) of SPC Park Avenue Horizontal Property Regime in the City of Little Rock, Pulaski County, Arkansas, and any and all rights entitled thereto into the common elements of said Horizontal Property Regime, as established by Master Deed recorded as Instrument Number 2012084362, records of Pulaski County, Arkansas.

Together with the rights of easements granted for the benefit of the insured property (As to Tracts 1, 2, 3, 4, 5 and 6) as set forth in the following instruments:

i.	Access Easement as set out in a Release of Easement Deed and Access Agreement dated July 27, 1990 by and between William L. Patton, Jr., Trustee, Southern Real Estate and Financial Co., The Mall, Inc. and Union National Bank of Little Rock, of record as Instrument Number 90-62294, records of Pulaski County, Arkansas.

ii	Operation and Easement Agreement dated (no date shown), executed by and between TARGET CORPORATION and SPC PARK AVENUE LIMITED PARTNERSHIP, filed for record September 8, 2009 as Instrument Number 2009061439; First Amendment to Operation and Easement Agreement dated April 25, 2011, filed for record October 11, 2011 as Instrument Number 2011060113; Second Amendment to Operation and Easement Agreement dated as of February 13, 2012, filed for record February 23, 2012 as Instrument Number 2012010431, records of Pulaski County, Arkansas.

iii.	Master Operating Agreement for Common Area and Parking Garage dated November 23, 2011, executed by and between SPC PARK AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership, and PARK AVENUE APARTMENTS, LLC, a Texas limited liability company, filed for record December 21, 2011 as Instrument Number 2011075207; First Amendment to Master Operating Agreement for Common Area and Parking Garage dated January 18, 2012, filed for record January 25, 2012 as Instrument Number 2012004672; Second Amendment to Master Operating Agreement for Common Area and Parking Garage dated January 4, 2013, filed for record January 9, 2013 as Instrument Number 2013002409, records of Pulaski County, Arkansas.

iv.	Master Deed to SPC Park Avenue Horizontal Property Regime recorded as Instrument Number 2012084362, records of Pulaski County, Arkansas.

Property Addresses:

410 South University Avenue, Little Rock, Arkansas 72205

416 South University Avenue, Little Rock, Arkansas 72205

400 South University Avenue, Little Rock, Arkansas 72205

310 South University Avenue, Little Rock, Arkansas 72205

300 South University Avenue, Little Rock, Arkansas 72205

314 South University Avenue, Little Rock, Arkansas 72205

All of which are commonly known as The Park Avenue Shopping Center.

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